Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

IRVING, TEXAS — May 4, 2017 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2017. Net earnings attributable to Fluor for the first quarter were $61 million, or $0.43 per diluted share, compared to $104 million, or $0.74 per diluted share a year ago. The primary reason for the decline in year-over-year results is the progression of our current projects from higher margin engineering activities to lower margin construction activities. Results for the quarter include a pre-tax charge of approximately $30 million for unanticipated cost increases on projects in the Industrial, Infrastructure & Power segment, as well as a pre-tax foreign exchange expense as the result of a strengthening Mexican peso, partially offset by favorable tax benefits. Consolidated segment profit for the quarter was $133 million, compared to $241 million a year ago. First quarter revenue of $4.8 billion compares to $4.4 billion in the prior year.

New awards for the quarter were $2.3 billion, including $817 million in Energy, Chemicals & Mining, $777 million in Industrial, Infrastructure & Power, $546 million in Diversified Services (previously Maintenance, Modification & Asset Integrity) and $173 million in Government. Consolidated ending backlog of $41.6 billion compares to $46.0 billion a year ago.

“We continue to experience headwinds as it relates to the timing of client capital decisions as we come off of one of the lowest commodity cycles this industry has seen in recent history,” said David Seaton, Fluor chairman and chief executive officer. “However, we still see the same prospects and the ability for the trend to reverse as we move into the second half of 2017 and beyond.”

Corporate G&A expense for the first quarter of 2017 was $45 million, compared with $55 million a year ago. Fluor’s cash and marketable securities balance at the end of the first quarter was $2.2 billion. During the quarter, the company generated $270 million in cash from operating activities, and paid out $30 million in dividends.

Outlook

In light of the lower than expected first quarter result, and, secondarily, risk around the pace of new awards and revenue for the next few quarters, the Company is revising its 2017 guidance for EPS to a range of $2.25 to $2.75 per diluted share, from the previous range of $2.75 to $3.25 per diluted share.

Business Segments

Fluor’s Energy, Chemicals & Mining segment reported segment profit of $88 million, compared to $182 million in the first quarter of 2016. Results for the quarter reflect a continued shift from high margin engineering activities to lower margin construction activities and a foreign exchange expense based on the strengthening of the Mexican peso. First quarter 2017 revenue was $2.3 billion compared to $2.4 billion a year ago. New awards for the segment totaled $817 million, and ending backlog was $20.3 billion compared to $26.8 billion a year ago.

The Industrial, Infrastructure & Power segment reported a segment loss of $6.7 million, compared to a segment profit of $12 million in the first quarter of 2016. Results for the quarter include approximately $30 million in pre-tax project expenses primarily related to a forecast adjustment on a gas-fired power project. Revenue for the segment increased 44 percent to $1.2 billion from $833 million a year ago. New awards in the first quarter were $777 million including the A10 Zuidasdok motorway project in the Netherlands. Ending backlog for the segment was $14.6 billion, up from $10.3 billion a year ago.

The Government segment reported segment profit of $29 million, compared to $17 million a year ago. Revenue for the segment increased 12 percent to $765 million from $686 million a year ago. First quarter new awards of $173 million included a multi-year services contract and additional funding for the Paducah Gaseous Diffusion Plant project. Ending backlog was $3.7 billion, down from $5.2 billion a year ago. Ending backlog reflects an adjustment to the Magnox RSRL project in the United Kingdom, which will now end in August 2019.

The Diversified Services segment reported a segment profit of $23 million in the first quarter of 2017, compared to $30 million a year ago. Revenue for the quarter was $569 million compared to $461 million in the first quarter of 2016. Results for the quarter reflect the inherent seasonality of the Stork business. New awards totaled $546 million for the quarter, and ending backlog was $2.9 billion, down from $3.7 billion a year ago.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, May 4, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. A supplemental slide presentation will be available shortly before the call begins. The webcast and presentation will be archived for 30 days following the call.

Non-GAAP Financial Measure

This press release contains a discussion of consolidated segment profit that would be deemed a non-GAAP financial measure under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of this measure to earnings before taxes is included in the press release tables.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served our clients by delivering innovative and integrated solutions across the globe. With headquarters in Irving, Texas, Fluor ranks 155 on the FORTUNE 500 list with revenue of $19 billion in 2016 and has more than 60,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” is “positioned” or other similar expressions). These forward-looking statements, including statements relating to future growth, backlog, earnings and the outlook for the Company’s business are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy, Chemicals & Mining commodity-based segment; the Company’s failure to receive new contract awards; the Company’s failure to meet cost and schedule estimates; difficulties or delays incurred in the execution of contracts, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts; intense competition in the industries in which we operate; current economic conditions affecting our clients, partners, subcontractors and suppliers; foreign economic and political uncertainties; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; client delays or defaults in making payments; failure to meet timely completion or performance standards; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, including weather conditions; the Company’s failure, or the failure of our agents or partners, to comply with laws; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements; liabilities associated with the performance of nuclear services; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; and the Company’s ability to secure appropriate insurance. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 17, 2017. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2017	2016
Revenue	$4,835.9	$4,423.9
Cost and expenses:
Cost of revenue	4,686.0	4,168.1
Corporate general and administrative expense	45.0	55.1
Interest expense, net	11.5	11.5
Total cost and expenses	4,742.5	4,234.7
Earnings before taxes	93.4	189.2
Income tax expense	16.1	70.2
Net earnings	77.3	119.0
Less: Net earnings attributable to noncontrolling interests	16.7	14.7
Net earnings attributable to Fluor Corporation	$60.6	$104.3

Basic earnings per share
Net earnings	$0.43	$0.75
Weighted average shares	139.4	139.0
Diluted earnings per share
Net earnings	$0.43	$0.74
Weighted average shares	141.0	140.9

New awards	$2,313.3	$4,681.4
Backlog	$41,607.1	$45,989.5
Work performed	$4,733.5	$4,311.3

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW AND U.S. GAAP RECONCILIATION

($ in millions)

THREE MONTHS ENDED MARCH 31	2017		2016
Revenue
Energy, Chemicals & Mining	$2,302.2		$2,443.5
Industrial, Infrastructure & Power	1,199.3		833.3
Government	765.2		686.0
Diversified Services	569.2		461.1
Total revenue	$4,835.9		$4,423.9

Segment profit (loss) $ and margin % (2)
Energy, Chemicals & Mining	$88.3	3.8%	$182.0	7.4%
Industrial, Infrastructure & Power (1)	(6.7)	(0.6)%	11.9	1.4%
Government	29.0	3.8%	17.1	2.5%
Diversified Services	22.6	4.0%	30.1	6.5%
Total segment profit $ and margin %	$133.2	2.8%	$241.1	5.4%

Corporate general and administrative expense	(45.0)		(55.1)
Interest expense, net	(11.5)		(11.5)
Earnings attributable to noncontrolling interests	16.7		14.7

Earnings before taxes	$93.4		$189.2

(1) Includes research and development expenses associated with NuScale totaling $16 million and $26 million for three months ended March 31, 2017 and 2016, respectively.

(2) Segment profit margin % is calculated as segment profit divided by segment revenue.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions)

	MARCH 31,	DECEMBER 31,
	2017	2016
Cash and marketable securities, including noncurrent	$2,180.9	$2,105.0
Total current assets	5,560.3	5,610.3
Total assets	9,160.3	9,216.4
Total short-term debt	40.9	82.2
Total current liabilities	3,676.4	3,816.0
Long-term debt	1,526.0	1,517.9
Shareholders’ equity	3,220.8	3,125.2

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2017	2016

Cash provided by operating activities	$270.2	$114.7

Investing activities
Net (purchases) sales and maturities of marketable securities	41.3	98.7
Capital expenditures	(66.9)	(48.6)
Proceeds from disposal of property, plant and equipment	14.7	25.9
Investments in partnerships and joint ventures	(86.0)	(402.4)
Acquisitions, net of cash acquired	—	(240.8)
Other items	0.6	7.2
Cash utilized by investing activities	(96.3)	(560.0)

Financing activities
Repurchase of common stock	—	(9.7)
Dividends paid	(30.0)	(29.9)
Proceeds from issuance of 1.75% Senior Notes	—	552.9
Debt issuance costs	—	(3.2)
Repayment of Stork Notes and other borrowings	—	(326.3)
Borrowings under revolving lines of credit	—	760.0
Repayment of borrowings under revolving lines of credit	(53.5)	(760.0)
Distributions paid to noncontrolling interests, net of capital contributions	(8.6)	(11.6)
Other Items	14.6	(1.4)
Cash provided (utilized) by financing activities	(77.5)	170.8

Effect of exchange rate changes on cash	20.7	22.1

Increase (decrease) in cash and cash equivalents	$117.1	$(252.4)

Depreciation	$50.7	$47.1

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2017		2016

Energy, Chemicals & Mining	$817	35%	$579	12%
Industrial, Infrastructure & Power	777	34%	1,433	31%
Government	173	7%	2,266	48%
Diversified Services	546	24%	404	9%
Total new awards	$2,313	100%	$4,682	100%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2017		2016

Energy, Chemicals & Mining	$20,349	49%	$26,786	58%
Industrial, Infrastructure & Power	14,628	35%	10,319	23%
Government	3,702	9%	5,180	11%
Diversified Services	2,928	7%	3,705	8%
Total backlog	$41,607	100%	$45,990	100%

United States	$21,738	52%	$19,782	43%
The Americas (excluding the United States)	3,012	7%	9,797	21%
Europe, Africa and the Middle East	15,287	37%	13,756	30%
Asia Pacific (including Australia)	1,570	4%	2,655	6%
Total backlog	$41,607	100%	$45,990	100%